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                                                                    EXHIBIT 15.1

Board of Trustees and Shareholders
Archstone Communities Trust

Gentlemen:

Re:  Registration Statements Nos. 333-43723, 333-44639, 333-51139, 333-60815,
333-60817, 333-60847, 333-68591, and 333-77387.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 23, 1999, except as to
Note 8 which is as of August 6, 1999 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG LLP

Chicago, Illinois
August 16, 1999